Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NACCO Industries, Inc. Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 9, 2017) of our reports dated March 1, 2017, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. and Subsidiaries, the effectiveness of internal control over financial reporting of NACCO Industries, Inc. and Subsidiaries, and with respect to the combined financial statements of The Unconsolidated Mines of The North American Coal Corporation, included in NACCO Industries, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

May 10, 2017